SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 333-191063

Date of Report: March 16, 2016

WINHA INTERNATIONAL GROUP LIMITED

Nevada	47-2450462
(State of other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

3rd Floor, No. 19 Changyi Road, Changmingshui Village Wuguishan Town, Zhongshan City, P.R. China	528458
(Address of principal executive offices)	(Zip Code)

86-760-8896-3655
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements

On March 16, 2016, the Registrant's management concluded that the financial statements of the Registrant for the quarter ended December 31, 2015 that were included in the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2015 should no longer be relied upon.  The conclusion was based on the discovery that the financial statements did not reflect the proceeds from convertible debt issued by the Company's Australian subsidiary in December 2015 of $4,793,276 (AU$6,750,000).
The Chief Financial Officer of the Australian subsidiary, as authorized by the Registrant's Board of Directors, discussed the error and the restatement with the Registrant's independent accountant.
The Registrant will file an amendment to its Quarterly Report in which the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows will be restated. The following table shows the effect of the restatement.
	As at December 31, 2015
Balance Sheets	As reported	As restated
Cash and cash equivalents	$13,345,966	$18,206,668
Total current assets:	16,886,398	21,747,100
Total assets	17,562,536	22,423,238

Convertible debt	539,000	5,399,702
Total current liabilities	3,668,292	8,528,994
Total liabilities and stockholders' equity	17,562,536	22,423,238

	For the Nine Months Ended Dec. 31, 2015
Statements of Cash Flows	As reported	As restated
Cash flows from financing activities:
Proceeds from convertible debt	$558,600	$5,596,055
Net cash provided by financing activities	1,417,588	6,455,043
Effect of exchange rate changes on cash	(538,608)	(715,361)
Net change in cash	12,242,240	17,102,942
Cash, end of year	13,345,966	18,206,668

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 23, 2016	Winha International Group Limited
By: /s/ Chung Yan Winnie Lam
Chung Yan Winnie Lam, President